Exhibit 99.3

TMT FILES FOR INJUNCTION AGAINST FREEDOM WIRELESS CORPORATION

WINTER PARK, FL, February 15, 2008/PRNewswire-FirstCall/ -- TMT Capital Corporation (“TMT”) (OTC Bulletin Board: TMTP - News) today announced that TMT has filed an emergency motion for a mandatory injunction and verified complaint against Freedom Wireless Corporation (“Freedom”) and its CEO Chris van der Merwe to require the board of directors of Freedom to schedule a special meeting of shareholders pursuant to Freedom’s By Laws.  Freedom is a 51%-owned subsidiary of TMT.  TMT is also alleging that Freedom’s board of directors is not acting in the best interest of Freedom’s shareholders.

Tania Torruella, CEO of TMT and COO of Freedom, says that in spite of this dispute, TMT is committed to maintain a productive and cooperative long-term relationship with Freedom but that TMT has concerns about how the business activities of Freedom are being conducted by current Freedom management.

This action was filed in Orlando, Florida on February 12, 2008.

About TMT Capital Corporation

TMT Capital Corporation operates as a holding company representing various industries and companies.  Currently, TMT and its subsidiaries are involved in multiple focused business activities including Wireless Communications, Beer Brewing and Real Estate.  Our mission is to grow shareholder equity by acquiring companies with unique business models and capitalizing on current trends in multi-billion dollar industries.  The Company can be reached at info@tmtcapitalcorp.com or contact public relations at 407-622-5999.

Forward-Looking Statements: This release may contain forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.  Additional information about the Company can be found in periodic filings with the Securities and Exchange Commission available at http://www.sec.gov.

Source: TMT Capital Corporation